Page 1 of 11 First Quarter 2016 Questions and Answers April 26, 2016 Exhibit 99.2

Page 2 of 11 Cautionary Note Regarding Forward-Looking Statements This document contains information that may constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. We intend the forward-looking statements to be covered by the safe harbor provisions for forward-looking statements in these sections. Generally, we have identified such forward-looking statements by using the words “believe,” “expect,” “intend,” “estimate,” “anticipate,” “project,” “target,” “forecast,” “aim,” “will” and similar expressions or by using future dates in connection with any discussion of, among other things, operating performance, trends, events or developments that we expect or anticipate will occur in the future, statements relating to volume growth, share of sales and earnings per share growth, and statements expressing general views about future operating results. However, the absence of these words or similar expressions does not mean that a statement is not forward-looking. Forward-looking statements are not historical facts, but instead represent only the Company’s beliefs regarding future events, many of which, by their nature, are inherently uncertain and outside of the Company’s control. It is possible that the Company’s actual results and financial condition may differ, possibly materially, from the anticipated results and financial condition indicated in these forward-looking statements. Management believes that these forward-looking statements are reasonable as of the time made. However, caution should be taken not to place undue reliance on any such forward-looking statements because such statements speak only as of the date when made. Our Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law. In addition, forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from our Company's historical experience and our present expectations or projections. These risks and uncertainties include, but are not limited to the risks and uncertainties described in “Item 1A. Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2015, and those described from time to time in our future reports filed with the Securities and Exchange Commission.

Page 3 of 11 1. Your stock has been very volatile. Why is this so and what are you doing to reduce the impact of cyclicality on your results? The global steel industry is a cyclical industry and steel selling prices can change fairly quickly. Our operating configuration has significant leverage to steel selling price and volume changes to both the upside and the downside resulting in significant earnings volatility on a quarter to quarter basis. The volatility of our earnings is also affected by the consistency and reliability of our operations. One objective of our Carnegie Way transformation is to create a lower and more flexible cost structure as well as more flexible and reliable operations in order to mitigate the financial impact of this volatility. We are reducing our breakeven point by adjusting our footprint, improving our hot-rolled band costs and reducing overhead costs. While we cannot control, or reduce, the cyclicality of the global steel industry, we can control our costs and create a more flexible business model that will produce stronger and more consistent results across industry cycles. 2. Is the Carnegie Way just a cost cutting initiative? No - it is much more than a cost cutting initiative, improving all our core business processes, including commercial, manufacturing, supply chain, procurement, innovation, and functional support. Carnegie Way is our culture and the way we run the business. We focus on our strengths and how we can create the most value for our stockholders and best serve our customers. We have achieved sustainable cost improvements through process efficiencies and our investments in reliability centered maintenance (RCM), and we will continue to find process improvements that enable us to better serve our customers and reward our stakeholders. Additionally, if we find that changes cannot be implemented and value cannot be created for our customers and stockholders, we exit those underperforming areas. Opportunities are greatest where we make money for our stockholders and our customers. When we deliver value, we can provide good jobs and benefits to our employees and help support the communities in which we do business. 3. How can investors see the Carnegie Way benefits in your financial results? When we performed an internal analysis of our 2015 results compared to our 2014 results, we concluded that we are performing better now than we would have in prior periods. This improved performance level is driven by the progress made through our Carnegie Way transformation.

Page 4 of 11 Our methodology included:  Removing the price and volume impacts to isolate the cost piece.  Deducting major raw materials costs including iron ore, coal, coke, scrap, and natural gas (or in the case of our Tubular segment, substrate costs), which we believe are costs observable to investors.  Excluding depreciation and pension and other post-employment benefits (OPEB), which we disclose. We have more direct control over the majority of the remaining costs. Thus comparing 2015 costs to 2014’s, on a per ton basis, yields a result that is consistent with the Carnegie Way benefits disclosed in 2015. Carnegie Way benefits are enduring benefits, not vagaries tied to economic circumstances or sales negotiations. 4. What portion of the Carnegie Way benefits are cash vs. P&L items? All disclosed Carnegie Way benefits run through P&L, primarily through Cost of Sales and Selling, General and Administrative Expenses. We also have Carnegie Way projects that generate cash-only benefits, for example working capital projects, but these are not included in our disclosed Carnegie Way benefits. 5. You have mentioned that there is increased focus on earning economic profit. What is the definition of economic profit? The term profit typically refers to any positive income for a business enterprise. Economic profit has a higher threshold and refers to income in excess of an enterprise’s weighted average cost of capital, which includes the cost of equity as well as the cost of debt. Economic profit is true value creation as it provides stockholder returns above and beyond the weighted average cost of capital. 6. What is your approach to trade cases and how do you determine if one should be filed? The process by which we consider whether to file a potential trade case is complex, lengthy, and informed by the requirements set forth in the Tariff Act of 1930 (the Act). The Act provides American industries the right to petition for relief from imports that are sold in the United States at less than fair value ("dumped") or which benefit from subsidies provided through foreign government programs (Countervailing Duties, or “CVDs”). Under the U.S. law, the U.S. Department of Commerce (DOC) determines whether dumping or subsidizing exists and, if so, the margin of dumping or amount of the subsidy; the U.S. International Trade Commission (ITC) determines whether there is material injury or threat of material injury to the domestic industry by reason of the dumped or subsidized imports.

Page 5 of 11 To determine if a trade case should be filed, U. S. Steel’s international trade lawyers survey the relevant markets, triangulate and assess market intelligence, trends and data, while at the same time integrating and interpreting prevailing legal and political concerns. Then, based on a comprehensive review of the aforementioned considerations, the team renders an informed recommendation on whether to proceed with a petition, at which time other industry participants are engaged through external counsel to determine if the legal requirements can be met to progress a case. 7. What is the current status of the recently filed flat-rolled trade cases? In an effort to stem the increased flow of unfairly traded corrosion-resistant (CORE), cold-rolled, and hot-rolled steel products into the U.S. market, U. S. Steel, along with other steel producers, filed a series of three petitions with the DOC and the ITC. On June 3, 2015, U. S. Steel launched the CORE case against China, India, Italy, South Korea, and Taiwan. The tables below summarize the preliminary anti-dumping (AD) and CVD rulings as well as key dates in the process. On July 28, 2015, U. S. Steel, joined by other major U.S. steel companies, filed a cold-rolled product case. The petitions charged that unfairly-traded imports of cold-rolled steel products from Brazil, China, India, Japan, South Korea, Netherlands, Russia, and the United Kingdom are causing material injury to the domestic industry. The ITC determined that imports from the Netherlands were negligible and excluded them from the case. The tables below summarized the preliminary AD and CVD rulings as well as key dates in the process. Source: Department of Commerce

Cold-Rolled

Country	Countervailing Duties Preliminary February 29, 2016	Final	Antidumping Duties Preliminary December 16, 2015	Final
Brazil	7.42%	July 20, 2016	20.84 - 35.43%	July 20, 2016
China	227.29%	May 16, 2016	265.79%	May 16, 2016
India	4.45%	July 20, 2016	6.78%	July 20, 2016
Japan	---		71.35%	May 16, 2016
Korea	0.18 - 0.69%	July 20, 2016	2.17 - 6.89%	July 20, 2016
Russia	0.01 - 6.33%	July 21, 2016	12.62 - 16.89%	July 21, 2016
United Kingdom	---		5.79 - 31.39%	July 20, 2016

Source: Department of Commerce

Finally, on August 11, 2015, U. S. Steel and five other domestic steel producers filed petitions for the imposition of duties on hot-rolled coil imports from Australia, Brazil, Japan, South Korea, the Netherlands, Turkey, and the United Kingdom. The tables below summarized the preliminary AD and CVD rulings as well as key dates in the process.

Hot-Rolled

Country	Countervailing Duties Preliminary January 8, 2016	Final	Antidumping Duties Preliminary March 14, 2016	Final
Australia	---		23.25%	August 3, 2016
Brazil	7.42%	August 3, 2016	33.91 - 34.28%	August 3, 2016
Japan	---		6.79 - 11.29%	August 3, 2016
Korea	0.17 - 0.63%	August 3, 2016	3.97 - 7.33%	August 3, 2016
Netherlands	---		5.07%	August 3, 2016
Turkey	0.20 - 0.38%	August 3, 2016	5.24 - 7.07%	August 3, 2016
United Kingdom	---		49.05%	August 3, 2016

Source: Department of Commerce

Import levels of key flat-rolled products are beginning to decline as the chart below illustrates, but still remain at elevated levels. The decline is partially due to favorable trade case rulings, but we are also seeing global prices rising, providing incentive for certain non-subject imports to stay in their home market rather than come to the U.S.



Import Levels Declining but Still Remain at Elevated Levels
Import Tons (000s)
800
700
600
500
400
300
200
100
-
Jan-13
Mar-13
May-13
Jul-13
Sep-13
Nov-13
Jan-14
Mar-14
May-14
Jul-14
Sep-14
Nov-14
Jan-15
Mar-15
May-15
Jul-15
Sep-15
Nov-15
Jan-16
Mar-16
HRC
CRC
Galv

Source: Department of Commerce

Page **6** of **11**

Page 7 of 11 Final hearings for all three products have been scheduled by the International Trade Commission. The Cold Rolled and the Corrosion Resistant hearings will be heard at the ITC on May 24th and May 26th respectively, while the Hot Rolled hearing is scheduled to be on August 4th. 8. How are you responding to the threat from aluminum in the auto industry? We currently expect that advanced high strength steel (AHSS) demand in automotive could grow for the next 5 years. We believe AHSS provides a strong and viable solution for our customers and we are leading the development and commercialization of AHSS in North America. The continued development of AHSS, particularly Generation 1 Plus and Generation 3 AHSS, enables us to provide our automotive customers with a steel intensive total vehicle solution. These solutions will help our customers meet the increased CAFÉ and safety standards of future vehicles at a very attractive and competitive value proposition compared with potential alternative materials. We have made progress developing AHSS for automotive applications up to and including Generation 3 steels that possess unique properties in terms of strength, formability and toughness for light weighting and crash worthiness. We are working closely with customers on specific applications for their use incorporating advanced analytic techniques for geometry, grade and gauge redesign. 9. How would a stronger dollar impact your results? A stronger U.S. dollar is one of the factors that contribute to the extremely high level of direct and indirect steel imports into the U.S. market, threatening domestic prices and volumes. In addition, a stronger dollar versus the euro negatively impacts our reported earnings attributable to our European segment. 10. What are your liability management plans? All options are on the table. We have bonds that mature in June 2017 and February 2018 and are evaluating what can and should be done. We have strong liquidity at $2.3 billion and the outstanding amount of these two bonds is slightly less than $950 million in total. Our asset backed revolver has a liquidity test 91 days before each maturity and we are taking that into consideration as well. Conditions in the capital markets have significantly improved since our year-end earnings release and we are benefiting from rising prices and good cost control.

Page 8 of 11 11. Can you discuss the asset backed revolver? Under what circumstances does the Company’s access become restricted? The only covenant on this facility is a fixed charge coverage ratio of at least 1:00 to 1:00 that could limit our availability under the revolver by 10% or $150 million. Our $1.5 billion revolver is backed by our receivables and inventory. As of 3/31/2016, we had a borrowing base of $1.51 billion. Depending on our operating levels, steel prices, appraisal results, etc., it is possible at some point we could see reduced availability. Additionally, the credit agreement does not specifically limit our ability to refinance our Senior Notes using the asset backed revolver. However, we are required to satisfy a Liquidity Condition in the 91 day period prior to the stated maturity date of any Senior Note. The liquidity condition states that the Borrower, after giving effect of repaying the Senior Notes during the 91 day period, must have $500 million of liquidity, of which $300 million must be comprised of Facility Availability. 12. How are the Commercial Entities improving the Company and how has the strategy evolved? Our Commercial Entities are helping us get closer to our customers and driving an increased focus on quality and delivery to meet their needs. The formation of our Commercial Entities was announced in November 2014. The Commercial Entities were created to specifically serve the following markets: automotive, consumer, industrial, service centers, and mining. The Commercial Entities are working to create differentiated steel solutions that will better meet the needs of our existing customers and provide increased opportunities to establish new customer relationships. Over time, the Commercial Entity structure has become better defined and has evolved to align our steelmaking operations with the Commercial Entities. Beginning January 1, 2016, the Flat-Rolled segment was further streamlined and consolidated to consist of three commercial entities: automotive, consumer, and now-combined industrial, service center, and mining Commercial Entities. Each Commercial Entity assumes operational management of specific steelmaking facilities. This strategic move to align operations within the Commercial Entities streamlines the decision making process and increases the accountability of each Commercial Entity to provide superior quality and delivery performance to their respective customers and meet their financial performance objectives. 13. What were some of the changes in the new union contracts? On February 1, 2016, the USW ratified successor three year Collective Bargaining Agreements with U. S. Steel and its U. S. Steel Tubular Products, Inc. subsidiary (the 2015 Labor Agreements). The 2015 Labor Agreements include no base wage increases or signing bonuses. The 2015 Labor Agreements are retroactive to September 1, 2015 and expire on September 1, 2018. The 2015 Labor Agreements provide for certain employee and retiree benefit modifications, as well as the closure of the Other Benefits plan to employees hired or rehired

Page 9 of 11 under certain conditions on or after January 1, 2016. Instead, these employees will receive a company defined contribution into a savings account of $0.50 per hour worked. Additionally, the 2015 Labor Agreements preserved the Company’s capped amounts for retiree healthcare contributions and restructured prior contractual obligations that required U. S. Steel to make $235 million in cash contributions to our trust for represented retiree health care and life insurance benefits. These funds will now be used to help keep healthcare affordable for our retirees. 14. What steps have you taken to mitigate the losses from the Tubular Segment? Our Tubular Segment experienced steep financial losses in 2015. Energy market conditions continue to deteriorate in 2016 as rig counts and tubular prices have fallen throughout the first quarter, oil prices fluctuated, and import levels, some of which we believe are unfairly traded, remained elevated. We have taken swift and meaningful steps to stem these losses while still serving our customers. We moved to stem the growing losses in our Tubular segment by idling certain facilities within the segment. We also have reduced overhead costs. These actions are the latest in our ongoing adjustment to operations due to challenging market conditions. 15. What was your utilization rate in 1Q 2016, excluding the temporarily idled Granite City Works? Our reported flat-rolled raw steel capability utilization rate in 1Q 2016 was 66% based on 17 million net tons of capacity. To calculate the utilization rate of our active facilities, exclude the 2.8 million net tons of annual capacity at Granite City. This would result in an adjusted utilization rate of 78%. 16. Why did 2016 pension and other benefits costs estimate decline significantly from 2015? Net periodic pension cost, including multiemployer plans, is expected to total approximately $97 million in 2016 compared to $291 million in 2015. Total other benefits costs in 2016 are expected to be a benefit of approximately $(4) million. The pension cost projection includes approximately $65 million of contributions to the Steelworkers Pension Trust. The decrease in expected expense in 2016 is primarily due to the freezing of benefit accruals for our non-union participants effective December 31, 2015 and the natural maturation of our plans, partially offset by asset performance. Total other benefits costs in 2016 are expected to be a benefit of approximately $(4) million, compared to $(40) million in 2015. The decrease in expected benefit in 2016 is primarily a result of the expiration of the prior service credit amortization from the 2003 USW contract and the three year Collective Bargaining Agreements between the USW and U. S. Steel and its U. S. Steel Tubular Products, Inc. subsidiary ratified on February 1, 2016 (the 2015 Labor Agreements), partially offset by the natural maturation of the plan.

Page 10 of 11 17. Where do lead times currently stand? Lead times for hot-rolled coil products currently stand at approximately five weeks. Cold-rolled and galvanized coil products are over nine weeks. 18. What is the financial impact of your overhead initiatives? On April 6, we restructured our workforce and approximately 25% of non-represented positions were downsized. These actions are part of an ongoing adjustment to staff levels and operations due to challenging market conditions, including fluctuating oil prices, reduced rig counts, depressed steel prices and unfairly traded imports. These actions are reflected in our Carnegie Way benefits and represent $100 million of the $350 additional benefits announced on April 26. Our overhead reduction efforts, including actions we took last year, represent $150 million of the $600 million in 2016 Carnegie Way benefits that we have disclosed to date. 19. Given the current state of the energy market and the challenges for the Tubular segment, are you considering selling these assets? Are you considering any other asset sales? We continuously evaluate our footprint as part of our Carnegie Way transformation. We are focused on creating value, and are compelled to consider any strategic options that have the potential to increase value to our stockholders. We have had indications of interest over the years for many of our assets. As with any business decision, we evaluate these opportunities through the lenses of value creation, strategic fit, feasibility, and risk. As we have demonstrated over the last several years, if we do not have line of sight to economic profit for any of our businesses or assets, we will move decisively to protect the interests of our stockholders. 20. Can you provide any details on your recent complaint filed with the U.S. International Trade Commission (ITC) ) to initiate an investigation under Section 337 of the Tariff Act of 1930? What is a Section 337 action? Under Section 337 of the Tariff Act of 1930, the infringement of certain intellectual property rights, unlawful, unfair methods of competition, and the use of other unfair acts in the importation and sale of products in the United States, are declared unlawful. What happens when a complaint is filed under 337? Actions filed under Section 337 are filed with the International Trade Commission (ITC). The initial proceedings are conducted before an administrative judge, who makes an Initial Determination whether there are any Section 337 violations. These proceedings

Page 11 of 11 include evidentiary hearings and discovery, including the ability for parties to subpoena witnesses and compel the production of relevant documents. The ITC may adopt, modify or reverse the Initial Determination when it issues its Final Determination. The order of the ITC becomes effective within 60 days of issuance, unless disapproved by the President of the United States for policy reasons. Why is 337 unique? The Remedy The ITC can issue only injunctive relief in the form of exclusion orders and/or cease and desist orders. Pursuant to Section 337(d), if the ITC determines that a violation has occurred, it “shall direct that the articles concerned, imported by any person violating the provision of this section, be excluded from entry into the United States.” That means the remedy is to exclude the violating product from the U.S. market, not just impose duties. That’s why this remedy is a powerful tool for complainants. Power of the Subpoena In a 337 action, discovery is conducted. There is nationwide subpoena power to compel both testimony and the production of documents. Isn’t 337 used only in patent and copyright infringement cases? No. The original intent and statutory language of Section 337 includes not only intellectual property rights, but also extends to “unlawful unfair methods of competition” and unfair acts in the importation and sale of products in the U.S. market. However, over the past several decades, the majority of the cases filed under 337 involve intellectual property rights because decisions in 337 are demonstrably faster than typical district court litigation, which can take two or three years. More importantly, the ITC injunctive relief is granted “in addition to” any relief available in the district court, and the scope of discovery and relief can be broad. How long does the process under 337 take to complete? Section 337 investigations proceed on accelerated schedules, with a compact discovery phase, short response times for motions and briefs, and speedy trials. Depending on the issues involved, and whether the defendants appear and contest the case, on average these investigations are completed within 12 to 16 months of a complaint being filed.